PARAMETRIC TECHNOLOGY CORPORATION
140 Kendrick Street
Needham, MA 02494

C. Richard Harrison
[address]
[address]

Dear Dick:
This Agreement sets forth our mutual understanding with respect to the early termination of the Executive Agreement dated May 7, 2010 (the “2010 Agreement”) by and between Parametric Technology Corporation (together with all of its predecessors, successors and affiliated entities referred to herein collectively as the “Company”) and you (together with your executors, heirs, administrators, agents, attorneys, administrators, beneficiaries and assigns referred to herein collectively as the “Executive”) and the termination of your employment thereunder. In addition, this Agreement confirms your irrevocable resignation as a member of the Company’s Board of Directors as of June 30, 2012.
In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree that, unless the 2010 Agreement is terminated prior to the close of business on June 30, 2012 (the “Termination Date”):
1.Termination. The Executive’s employment with the Company shall terminate at the Termination Date.
2.    Salary. As of the Termination Date, the Executive will be paid in full for any and all wages accrued through that date, including any accrued but unused vacation time. Provided that the Executive first signs and returns to the Company, on and as of the Termination Date, the general release attached as Appendix A hereto (the “Release”) and does not, and may no longer, revoke the Release, the Company shall also provide the Executive a lump sum payment equal to the amount of salary due to the Executive under the 2010 Agreement for the period from the Termination Date through November 30, 2012 (the “Severance Pay”), subject to any legally required and voluntarily authorized deductions.
3.    Equity Awards. With respect to all equity awards issued by the Company and held by the Executive, at the Termination Date:
(a) all restrictions applicable to restricted stock issued by the Company and held by the Executive, other than any restriction the lapse of which is based upon achievement of performance goals, shall immediately lapse;
(b) all vesting conditions applicable to all stock options, stock appreciation rights, restricted stock units, and other equity awards granted to the Executive by the Company, other than any vesting conditions based upon achievement of performance goals, shall thereupon be deemed satisfied and, except to the extent of any such performance-based conditions, such awards shall become exercisable or distributable in full; and
(c) each outstanding stock option granted to the Executive by the Company shall remain exercisable following the Termination Date until the close of business on the last day of the original maximum term of such option.
4.    Insurance and Other Benefits. Unless otherwise provided for by the following sentence or by applicable law, all benefits provided by the Company to the Executive under any and all plans will cease as of the Termination Date. If permitted by the terms of the respective plan or by law, the Executive shall have the option to continue discontinued benefits, at his expense, under COBRA or the applicable policy conversion options, subject at all times, to the terms and conditions of the applicable insurance plans and applicable law.
5.    Return of Property. On or before the Termination Date, the Executive shall return all property belonging to the Company, including but not limited to computers, equipment, keys, access key tag/card, identification cards, credit cards, software, computer access codes and disks. Notwithstanding the foregoing, the Company agrees the Executive may retain his Company-issued iPad and mobile phone, provided that the Executive irretrievably deletes all Company information on such devices. The Executive shall also deliver all papers, files, reference guides and other documents belonging to the Company and the Executive shall not retain any copies, duplicates, reproductions or excerpts of any of the foregoing, whether in hardcopy or electronic format. To the extent the Executive has stored any Company property on a personal home computer or other personal electronic storage device, the Executive shall irretrievably delete all such Company property from any personal home computer and all other personal electronic storage devices on or before the Termination Date.
6.    Non-Competition and Related Matters.
(a) The Executive acknowledges that his obligations under his Non-Disclosure, Non-Competition and Invention Agreement with the Company dated as of August 29, 2006 (the “Non-Disclosure and Non-Competition Agreement”) (including without limitation the obligation not to, directly or indirectly, disclose to any third party any proprietary or confidential information or use or assist any third party to use any such information) will continue to be binding after the Termination Date in accordance with its terms. The Executive and the Company agree that the two-year period referred to in the first sentence of Section 7 of the Non-Disclosure and Non-Competition Agreement is hereby extended until the close of business on November 30, 2014.
(b) The Executive agrees not to intentionally disparage or make negative statements about the Company or any of the Company’s officers, directors, employees, or programs. The Company agrees that it will not, and it will instruct its officers and directors not to, intentionally disparage or make negative statements about the Executive. Nothing in this Agreement shall bar the Company or the Executive from providing truthful testimony in any legal proceeding or making any truthful statement (i) in responding to any request from any governmental agency; (ii) as required by law, by court order or other legal process; or (iii) for any legitimate business reason.
7.    Breach. The Executive agrees that the sole remedy available to the Executive shall be enforcement of the terms of this Agreement and/or a claim for damages resulting from the breach of this Agreement, and that in no circumstances shall the Executive be entitled to receive or collect any damages for claims that the Executive has released under this Agreement.
8.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and the Executive and their respective successors and assigns.
9.    Severability. Should any part, term or provision of this Agreement be determined by any tribunal, administrative agency or court of competent jurisdiction to be illegal, invalid or unenforceable, the validity of the remaining parts, terms or provisions shall not be affected thereby, and the illegal, invalid or unenforceable part, term or provision shall be deemed not to be part of this Agreement. If any provision of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.
10.    Effect on Earlier Agreements.
(a) This Agreement, including Appendix A, and the Non-Competition Agreement constitute the entire understanding and agreement between the parties hereto with regard to the compensation payable to the Executive in the circumstances described herein, superseding all prior understandings and agreements, whether oral or written relating to the subject matter of this Agreement. The 2010 Agreement shall remain in full force and effect (subject to termination in accordance with its terms) until the Termination Date, whereupon this Agreement shall supersede the 2010 Agreement, which shall thereupon be terminated and of no further force and effect. The agreements evidencing any equity awards granted by the Company to the Executive are hereby and will be deemed amended to give effect to the provisions of Section 3 of this Agreement.
(b) The Executive acknowledges and agrees that the changes in his employment and compensation arrangements provided for in this Agreement shall not constitute “Good Reason” or other grounds for termination of the 2010 Agreement by the Executive.
11.    Representations. The Executive acknowledges that the benefits afforded him under the terms of this Agreement exceed any legal obligation of the Company and provide valid consideration for the Release contained in this Agreement, and the parties attest that no other representations were made regarding this Agreement other than those contained herein.
12.    Counterparts; Amendments. This Agreement may be executed in two or more counterparts, each of which when executed and delivered constitutes an original of this Agreement, but all the Counterparts shall together constitute one and the same agreement. This Agreement may be changed or amended only by agreement in writing signed by both parties.
13.    Choice of Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts, except any such laws that would render such choice of law ineffective. The parties hereby expressly consent to the personal jurisdiction of the state and federal courts located in Massachusetts for any lawsuit filed arising from or relating to this Agreement and expressly waive any and all objections to venue, including, without limitation, the inconvenience of such forum.
IN WITNESS WHEREOF, the Company and the Executive have duly executed this Agreement as of the dates written below.
PARAMETRIC TECHNOLOGY CORPORATION    C. RICHARD HARRISON

By:    /s/ James E. Heppelmann                    /s/ C. Richard Harrison
Name:        James E. Heppelmann
Title:         President and CEO

Date:	May 8, 2012 Date: May 4, 2012

Appendix A
Form of Release

SEPARATION AGREEMENT AND GENERAL RELEASE

1.    Separation from Employment. My active employment with Parametric Technology Corporation (“PTC”) will cease as of June 30, 2012.
2.Consideration. I understand that, in consideration for my execution of this Separation Agreement and General Release (the “Agreement”) and my fulfillment of the promises made in this Agreement, PTC agrees to provide me with the compensation and other benefits (“Separation Benefits”) described in the Agreement between PTC and me executed by me on May 4, 2012 (the “Separation Agreement”).
3.    Conditions Applying to Payment of Benefits. I understand and agree that the Separation Benefits that I will receive pursuant to Section 2 above are subject to my compliance with the terms and conditions set forth in this Agreement and the additional separation documents I have received.
4.    General Release of Claims. I hereby voluntarily release PTC, and any and all of its subsidiaries, branches, divisions, affiliates, insurers, successors, assigns or related entities, as well as its or their present and former officers, directors, trustees, employees and agents, individually and in their official capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively, the “Released Parties”), to the maximum extent permitted by law, of and from any and all claims, known and unknown, at law, in equity or mixed, that I, my heirs, executors, administrators, successors, and assigns, now have, ever had or may ever have arising out of any matter or thing that occurred prior to the time I execute this Agreement, including, but not limited to, claims concerning any of the following (all statutes as amended):

*	Title VII of the Civil Rights Act of 1964;

*	Sections 1981 through 1988 of Title 42 of the United States Code;

*	The Employee Retirement Income Security Act of 1974;

*	The Age Discrimination in Employment Act of 1967;

*	The Immigration Reform Control Act;

*	The Americans with Disabilities Act of 1990;

*	The Workers Adjustment and Retraining Notification Act;

*	The Sarbanes-Oxley Act;

*	The Fair Credit Reporting Act;

*	The Family and Medical Leave Act of 1993;

*	The Equal Pay Act;

*	The Genetic Information Nondiscrimination Act of 2008;

*	The Massachusetts Fair Employment Practices Act;

*	The Massachusetts State Wage and Hour Laws;

*	The Massachusetts Occupational Safety and Health Laws;

*	The Massachusetts Equal Rights Act;

*	The Massachusetts Civil Rights Act;

*	The Massachusetts Privacy Law;

*	The Massachusetts Anti-Sexual Harassment Statute;

*	The Massachusetts Consumer Protection Act;

*	The Massachusetts Small Necessities Leave Act;

*	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance in any way relating to the rights of employees;

*
Any claim that PTC or any of the Released Parties or any of their respective current or former managers, officers, owners, executives, employees, directors or supervisors, breached or interfered with any express or implied contract, duty, promise, term or condition towards me;

*
Any claim for promissory estoppel, violation of public policy, infliction of emotional distress, loss of consortium, invasion of privacy, false light, fraud, intentional tort, breach of express or implied contract, defamation or any other claim arising under common law; and/or

*	Any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters;

provided that the foregoing release shall not apply to any claims for indemnification to which I may be entitled under the charter or bylaws of PTC or any of its subsidiaries, or under any separate written agreement between me and any such entity, with respect to any threatened, pending or completed action, suit or proceeding to which I am a party or have been threatened to be made a party by reason of the fact that I am or was, or had agreed to become, a director or officer of PTC or such subsidiary, or am or was serving, or had agreed to serve, at the request of PTC, as a director or officer of, or in a similar capacity with, another organization or in any capacity with respect to any employee benefit plan of PTC.

Excepted from this promise not to sue are claims under The Age Discrimination in Employment Act of 1967, as amended, to the extent such an exception is required by law. Further excepted are any claims that cannot be waived by law, including the right to participate or cooperate in any investigation or proceeding conducted by the Massachusetts Commission Against Discrimination, the Equal Employment Opportunity Commission, or any other state or federal administrative agency, including with respect to a challenge to the General Release in this Agreement. However, in the event that a charge or complaint is filed against the Released Parties, or any of them, with any administrative agency or in the event of an authorized investigation, charge or lawsuit filed against the Released Parties, or any of them, by any administrative agency, I expressly waive and shall not accept any award or damages therefrom.

I expressly agree and understand that the release of Claims contained in this Agreement is a GENERAL RELEASE, and that any reference to specific Claims arising out of or in connection with my employment and/or its termination is not intended to limit the Release of Claims. I expressly agree and understand this GENERAL RELEASE means that I am releasing, remising and discharging the Released Parties from and with respect to all Claims (other than as expressly stated above), whether known or unknown, asserted or unasserted, and whether or not the Claims arise out of or in connection with my employment and/or its termination, or otherwise; provided, that this GENERAL RELEASE does not apply to any Claims concerning a breach of this Agreement or any Claims arising after I sign this Agreement.

5.    Affirmations. I affirm that I have not filed or caused to be filed, and that I am not presently a party to, any claim, complaint, charge or action against PTC or any of its affiliates in any forum or form. I further affirm that I have been paid and/or have received all compensation, wages, bonuses, commissions, and/or benefits to which I may be due and that no other compensation, wages, bonuses, commissions and/or benefits are due to me, except as provided in this Agreement and General Release. I affirm that all of the decisions by PTC regarding my pay and benefits were valid, legitimate and lawful, and were not discriminatory based on age, disability, race, color, sex, religion, national origin, ancestry, military status, genetic information or any other classification protected by law. I further affirm that I have no known workplace injuries and that I have been granted any leave to which I was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws. I also affirm that I have not been retaliated against by PTC or its officers.
6.    No Admission of Wrongdoing. I agree that neither this Agreement nor the furnishing of the consideration for the General Release set forth in this Agreement shall be deemed or construed at any time for any purpose as an admission by the Released Parties of any liability or unlawful conduct of any kind.
7.    Post Employment Obligations.     I acknowledge that my obligations to PTC stated in the Non-Disclosure, Non-Competition and Invention Agreement dated as of August 29, 2006 (the “Non-Disclosure and Non-Competition Agreement”) shall continue in effect following my separation from PTC as provided therein and as modified by Section 6(a) of the Separation Agreement. I hereby reaffirm my commitment to abide by the terms of my Non-Disclosure and Non-Competition Agreement which is incorporated herein by reference.
8.Governing Law and Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions. Should any part, term or provision of this Agreement be determined by any tribunal, administrative agency or court of competent jurisdiction to be illegal, invalid or unenforceable, the validity of the remaining parts, terms or provisions shall not be affected thereby, and the illegal, invalid or unenforceable part, term or provision shall be deemed not to be part of this Agreement. If any provision of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.
9.Cooperation. I agree to cooperate fully with PTC in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of PTC or its affiliates relating to events or occurrences that transpired during my employment with PTC. My full cooperation in connection with such claims or actions shall include, but not be limited to, meeting with counsel to prepare for trial, cooperating in discovery and providing affidavits and testimony as may be required or deemed necessary by PTC. If it is necessary for me to travel in fulfilling my obligation to cooperate, PTC shall authorize reimbursement for all travel expenses, including lodging, which I incur, subject to my provision of all documentation requested by PTC.
10.Return of Company Property. As a condition of payment of the Separation Benefits hereunder, and except as provided in Section 5 of the Separation Agreement, I shall return to PTC all company information and related documents, reports, files (including data stored in computer memory or other storage media), memoranda and records; credit cards; palm pilot, blackberry, personal data assistants, portable computers and related business equipment; card-key passes; door and file keys; computer access codes; software and all other physical or personal property that is in my possession or control. I also agree that I have not retained and will not retain any copies, duplicates, reproductions or excerpts of the above items in any format, whether hardcopy, electronic or otherwise. To the extent I have stored any Company property on a personal home computer or other personal electronic storage device, I certify that I have irretrievably deleted all such Company property from any personal home computer and all other personal electronic storage devices.
11.Entire Agreement. This Agreement, the Separation Agreement, the Non-Disclosure and Non-Competition Agreement, and the Executive Agreement dated May 7, 2010 by and between PTC and me set forth the entire agreement between me and the Released Parties and shall supersede any and all prior agreements or understandings, whether written or oral, between the parties, except as otherwise specified in this Agreement. I acknowledge that I have not relied on any representations, promises, or agreements of any kind made to me in connection with my decision to sign this Agreement, except for those set forth in this Agreement.
12.Amendment. This Agreement may not be amended except by a written agreement signed by authorized representatives of both parties.
13.Right to Revoke. I understand that I have the right to revoke this Agreement at any time during the seven (7) day period following the date on which I first sign the Agreement. If I want to revoke, I must make a revocation in writing which states: “I hereby revoke my acceptance of the Separation Agreement and General Release.” This written revocation must be delivered by hand or sent by certified mail with a postmark dated before the end of the seven-day revocation period to: General Counsel, Parametric Technology Corporation, 140 Kendrick Street, Needham, MA 02494.
14.Effective Date. This Agreement shall not become effective or enforceable until the expiration of the 7-day revocation period described in Section 13 above.

I UNDERSTAND THAT MY RIGHT TO RECEIVE THE SEPARATION BENEFITS SET FORTH IN SECTION 2 ABOVE IS SUBJECT TO MY COMPLIANCE WITH THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT AND THAT I WOULD NOT RECEIVE SUCH SEPARATION BENEFITS BUT FOR MY EXECUTION OF THIS SEPARATION AGREEMENT AND GENERAL RELEASE.
I ALSO UNDERSTAND THAT BY SIGNING THIS SEPARATION AGREEMENT AND GENERAL RELEASE, I WILL BE WAIVING MY RIGHTS UNDER FEDERAL, STATE AND LOCAL LAW TO BRING ANY CLAIMS THAT I HAVE HAD OR MAY CURRENTLY HAVE AGAINST THE RELEASED PARTIES.
I ALSO UNDERSTAND THAT, BY RECEIVING AND READING THIS SEPARATION AGREEMENT AND GENERAL RELEASE, I AM HEREBY ADVISED IN WRITING THAT I HAVE TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THE MEANING AND EFFECT OF THIS SEPARATION AGREEMENT AND GENERAL RELEASE. IF I SIGN THIS AGREEMENT IN LESS THAN THAT TIME, I HAVE DONE SO VOLUNTARILY IN ORDER TO OBTAIN SOONER THE BENEFITS OF THIS AGREEMENT.
I AM ALSO ADVISED IN WRITING TO CONSULT WITH, AND HAVE BEEN GIVEN THE OPPORTUNITY TO CONSULT WITH, AN ATTORNEY OF MY CHOICE PRIOR TO SIGNING THIS SEPARATION AGREEMENT AND GENERAL RELEASE.
IN WITNESS WHEREOF, I have knowingly and voluntarily executed this Separation Agreement and General Release as of the date set forth below.
Signed:
Name:
(Print Name)
Date:
Acknowledged and Accepted by:

PARAMETRIC TECHNOLOGY CORPORATION

By:

Name:

Title:

Date: